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                                                                      EXHIBIT 11

                            ACT MANUFACTURING, INC.

           WEIGHTED SHARES USED IN COMPUTATION OF EARNINGS PER SHARE

  Shares used in the net income per common share computation are the weighted average number of common shares outstanding plus common share equivalents (in thousands):

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
                                                                    Quarter Ended             NINE MONTHS ENDED
                                                              --------------------------  --------------------------
                                                                    SEPTEMBER 30,               SEPTEMBER 30,
                                                              --------------------------  --------------------------
                                                                  1997          1996          1997          1996
                                                              ------------  ------------  ------------  ------------
Weighted average number of common shares outstanding .....           9,050         8,772         8,918         8,739
Common share equivalents .................................               0           272           257           272
                                                                     -----         -----         -----         -----

  TOTAL...................................................           9,050         9,044         9,175         9,011
                                                                     =====         =====         =====         =====
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